Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

The Shadow 100 obtains certification from Metrocall Wireless Inc.

MONTREAL - (BUSINESS WIRE)-July 15, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to report that the Shadow 100, C-Chip's Automatic Vehicle Location (AVL) solution that wirelessly communicates on ReFlex networks has recently obtained its certification from Metrocall Wireless Inc. ("Metrocall").

After extensive testing for device reliability, effectiveness and accuracy, Metrocall has concluded that the SHADOW 100 complies with their Production Network. Mr. Craig A. Green of Metrocall's technical department indicated: "The Shadow 100 telemetry device application and the Shadow 100 user application are found to be compliant with usage on the Metrocall Production Network. No deleterious effects were observed during testing and the deployment of this telemetry device application and telemetry application is recommended".

Metrocall is a leading provider of paging products and other wireless services to the business, government and healthcare communities. In addition to its reliable, nationwide one-way networks, Metrocall's two-way network has the largest high-powered terrestrial ReFLEX footprint in the United States with roaming partners in Canada, Mexico and the Caribbean. Metrocall Wireless is the preferred ReFLEX wireless data network provider for many of the largest telecommunication companies in the United States that source network services and resell under their own brand names.

The SHADOW 100 is the first AVL device embedding Advantra's Karli EXT 2-way radio modem to be certified by Metrocall. The Karli EXT is the smallest and lowest cost radio modem available on the market today. Relying on Advantra's technology, C-Chip engineers have developed the smallest AVL on the market. "The Advantra family of ReFLEX radio modems plays a very important role where power saving and size are essential" says Mr. Dykmans, CEO of Advantra. "C-Chip has fully understood the possibilities behind our product. Advantra is very pleased to cooperate with C-Chip on this project that Advantra believes will be very successful".

Developed in late 2003, the SHADOW 100 is now commercialized in North America via a network of agents and distributors. The SHADOW 100 is a very effective solution for credit and security management and the monitoring of urban fleets.

Stephane Solis, President & CEO of C-Chip stated: "Metrocall's certification for the SHADOW 100 is a very important recognition for our R&D team who have done an outstanding job in designing this product. It is not only a nice feather in our cap, but more importantly, this certification is a definite advantage over potential competitors".

About C-Chip Technologies Corporation

C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets. Detailed information on the technology and its applications is available on our website at www.c-chip.com.

About Metrocall Wireless

Metrocall Wireless, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government and healthcare communities. In addition to its reliable, nationwide one-way networks, Metrocall's two-way network has the largest high-powered terrestrial ReFLEX footprint in the United States with roaming partners in Canada, Mexico and the Caribbean. Metrocall Wireless is the preferred ReFLEX wireless data network provider for many of the largest telecommunication companies in the United States that source network services and resell under their own brand names. In addition to traditional numeric, one-way text and two-way paging, Metrocall also offers wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business, government and other campus environments. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes. On March 29, 2004, Metrocall and Arch Wireless, Inc. announced a merger agreement that would result in a combination of the two businesses. That transaction is subject to several conditions, including shareholder and regulatory approvals. For more information on Metrocall please visit their Website and online store at www.metrocall.com.

About Advantra International

Building on its long success story in 1-way paging, Advantra International has become the expert in designing and manufacturing the most advanced and lowest priced ReFLEX radio modems for 2-way data-communication. The company focuses on offering total telemetry solutions. It has acquired a solid reputation thanks to its renowned development team, state-of-the-art manufacturing, an exact understanding of the market and its proven technology. Advantra's central position also enables the company to identify synergies and form strategic partnerships with suppliers and customers, resulting in innovative products. This unique combination of expertise has made Advantra the preferred supplier and integrator of hundreds of wireless customers, including Fortune 100 companies. Since 2001, Advantra is a member of the Punch Group. For more information on Advantra please visit their website at www.advantra.com.

Contact:

Stephane Solis, President & CEO
C-Chip Technologies Corporation
514-337-2447
ssolis@c-chip.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.